Exhibit n.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner

CapitalSouth Partners Fund II Limited Partnership

We consent to the use in this Pre-Effective Amendment No. 1 to the registration statements on Forms N-2 and N-5 (Nos. 333-188956, 333-188960 and 333-188961) of Capitala Finance Corp., CapitalSouth Partners Fund II Limited Partnership and CapitalSouth Partners SBIC Fund III, L.P. of our reports dated June 18, 2013, with respect to the financial statements of CapitalSouth Partners Fund II Limited Partnership and with respect to the senior securities table related to CapitalSouth Partners Fund II Limited Partnership, which reports appear in the above named registration statements. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Selected Financial and Other Data”, and “Senior Securities” in such registration statements.

/s/ Dixon Hughes Goodman LLP

High Point, North Carolina

September 16, 2013